UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                             Commission File Number 000-31729
                                                                    ---------

                             INTEGRATED DATA CORP.
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            (Exact name of registrant as specified in its charter)

            1000 N. West Street, Suite 1200, Wilmington, DE  19801
                           Telephone: (302) 295-5057
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            (Address, including zip code, and telephone number, of
                   registrant's principal executive offices)

                   COMMON STOCK, $0.001 PAR VALUE PER SHARE
           --------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     NONE
          ----------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)      [ ]
     Rule 12g-4(a)(2)      [ ]
     Rule 12h-3(b)(1)(i)   [X]
     Rule 12h-3(b)(1)(ii)  [ ]
     Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date: 250

Pursuant to the requirements of the Securities Exchange Act of 1934, Integrated Data Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     INTEGRATED DATA CORP.

     Date:  February 24, 2009     By:  /s/David C. Bryan
            -----------------          -----------------
                                       David C. Bryan
                                       President